Exhibit 99.1

Media & Analysts:	Sean Blakley
(713) 627-4963

Date:	November 6, 2008

Spectra Energy Partners Reports Third Quarter 2008 Financial Results

•	Reported net income of $24.3 million compared with $136.2 million for the prior year quarter, which included a one-time income tax benefit of $110.5 million

•	Ongoing net income of $24.3 million compared with $25.7 million for the prior year quarter

•	Earnings per limited partner unit of 34 cents

•	Cash Available for Distribution of $36.9 million; 51 cents per limited partner unit

HOUSTON – Spectra Energy Partners, LP (NYSE:SEP) today reported third quarter 2008 net income of $24.3 million compared with $136.2 million for third quarter 2007. Third quarter 2007 net income included a one-time income tax benefit of $110.5 million associated with the closing of Spectra Energy Partners’ initial public offering.

Third quarter 2008 benefited from increased revenues from all assets, offset primarily by new project development costs in the current year quarter and the capitalization in third quarter 2007 of previously expensed project development costs. Spectra Energy Partners reported Cash Available for Distribution of $36.9 million, or 51 cents per limited partner unit for the quarter.

“We are pleased with our third quarter results, as revenues from new projects began phasing in at East Tennessee Natural Gas (ETNG) and Gulfstream Natural Gas System, L.L.C. (Gulfstream),” said Greg Harper, president and chief executive officer, Spectra Energy Partners. “Our growth projects are on track and we are now beginning to reap the benefits as those projects deliver $13 million in incremental EBITDA in 2008. Following the completion of these projects in execution, we expect them to deliver a total of over $60 million in incremental annual EBITDA by 2011.”

As a result of the acquisition of Saltville Gas Storage (Saltville) in the second quarter of 2008, prior period amounts have been revised to include the results generated by Saltville.

Results from Operations

Spectra Energy Partners reported operating income of $10.3 million for the third quarter 2008, compared with $10.2 million in third quarter 2007. ETNG reported higher firm transportation revenues of $0.9 million associated with the Patriot system. These revenue increases were mostly offset by project development costs of $0.5 million in the 2008 period associated with the Greenway expansions.

Equity in Earnings of Gulfstream

Spectra Energy Partners recognized $8.6 million of equity earnings from its 24.5 percent interest in Gulfstream in the third quarter 2008, compared with $9.9 million in third quarter 2007. The 2008 period benefited from earnings from the initial revenues from the Phase III and Phase IV projects, as well as higher interest costs capitalized in the 2008 period as a result of these expansions. These increased earnings in third quarter 2008 were offset by the capitalization in the prior year quarter of previously expensed project development costs. Spectra Energy Partners’ share of those capitalized project development costs was approximately $1.7 million. For the quarter, Spectra Energy Partners’ share of Gulfstream’s Cash Available for Distribution was $12.7 million.

Equity in Earnings of Market Hub Partners Holding (MHP)

Spectra Energy Partners recognized $9.0 million in equity earnings from its 50 percent interest in MHP in the third quarter 2008, compared with $8.6 million in third quarter 2007. The increased equity earnings for the quarter primarily reflect higher revenues from the Egan Cavern 4 expansion. For the quarter, Spectra Energy Partners’ share of MHP’s Cash Available for Distribution was $9.9 million.

Interest Income and Expense

Interest income was $0.7 million for the third quarter 2008, a decrease of $2.1 million compared with third quarter 2007 as a result of lower investments in qualified securities. Interest expense for the third quarter 2008 of $4.5 million represents a $2.0 million decrease compared to third quarter 2007, as a result of favorable interest rates on the revolving credit facility.

Income Tax Expense

Net income tax expense of $0.2 million was reported for the third quarter 2008, compared to an income tax benefit of $111.1 million in the third quarter 2007. As a result of the master limited partnership structure, Spectra Energy Partners is not subject to federal income taxes. During the third quarter 2007, an income tax benefit of $110.5 million was recorded as a result of the initial public offering of Spectra Energy Partners.

Capital Expenditures and Equity Investments

During the quarter, Spectra Energy Partners spent $10.0 million for expansion and maintenance capital at Gas Transportation and Storage and invested an additional $17.3 million in Gulfstream and $7.9 million in MHP for expansion projects.

Additional Information

An analyst conference call is scheduled for 9 a.m. CT on Friday, November 7, 2008 to discuss Spectra Energy Partners’ third quarter 2008 results. The conference call can be accessed via the investor relations section of Spectra Energy Partners, LP’s web site or by dialing (888) 252-3715 in the United States or (706) 634-8942 outside the United States. The Conference ID is 68462301.

Please call in 5 to 10 minutes prior to the scheduled start time. A replay of the conference call will be available after 11:00 a.m. November 7, 2008, until 8:00 a.m. CT, February 7, 2009, by dialing (800) 642-1687 with Conference ID 68462301. The international replay number is (706) 645-9291, Conference ID 68462301. A replay and transcript also will be available by accessing the investor relations section of Spectra Energy Partners, LP’s web site at http://www.spectraenergypartners.com.

Forward Looking Statements

This release includes “forward-looking statements” which represent our intentions, plans, expectations, assumptions and beliefs about future events. Such statements are subject to risks, uncertainties and other factors, many of which are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. These factors, as well as additional factors that could affect our forward-looking statements, are described in our filings that we make with the SEC, which are available at the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliation of Non-GAAP Financial Measures

This press release includes certain financial measures, including Ongoing Net Income, Adjusted EBITDA, and Cash Available for Distribution that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission.

Spectra Energy Partners defines Ongoing Net Income as net income adjusted for the impact of special items. Special items represent certain charges and credits which management believes will not be recurring on a regular basis. The most directly comparable GAAP measure for ongoing net income is reported net income, which includes the impact of special items.

Spectra Energy Partners defines Adjusted EBITDA as net income plus interest expense, income taxes, and depreciation and amortization, less equity in earnings of Gulfstream and MHP, interest income, and other income and expenses, net, which primarily includes non-cash allowance for funds used during construction (AFUDC).

Spectra Energy Partners defines Cash Available for Distribution as Adjusted EBITDA plus Cash Available for Distribution from Gulfstream and MHP, less net cash paid for interest expense (income), net and maintenance capital expenditures. Cash Available for Distribution does not reflect changes in working capital balances.

This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Partnership’s assets and the cash that the business is generating. Ongoing Net Income, Adjusted EBITDA, and Cash Available for Distribution are not presented as alternatives to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

Spectra Energy Partners, LP (NYSE: SEP) is a Delaware master limited partnership that owns interests in natural gas transportation and storage assets in the United States. Spectra Energy Partners’ assets include the East Tennessee Natural Gas system, a 1.3 Bcf per day, 1,400-mile natural gas transportation pipeline located in the Southeastern United States, and Saltville Gas Storage, a 5.5 Bcf working capacity natural gas storage facility located adjacent to the ETNG system in Virginia. Spectra Energy Partners also owns 24.5 percent of Gulfstream Natural Gas System, L.L.C., which owns a 1.1 Bcf per day, 745-mile natural gas pipeline that connects Mobile Bay to the central Florida peninsula through the Gulf of Mexico, and 50 percent of Market Hub Partners, a partnership that owns high deliverability salt cavern storage assets capable of storing 37 Bcf of natural gas. Visit www.spectraenergypartners.com for more information.

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Spectra Energy Partners, LP

Quarterly Highlights

September 2008

(Unaudited)

(In millions, except per unit amount)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
INCOME
Operating revenues	$29.5	$28.6	$91.7	$90.4
Operating expenses	19.2	18.4	52.7	42.9

Operating income	10.3	10.2	39.0	47.5
Equity in earnings of unconsolidated affiliates	17.6	18.5	45.2	41.5
Other income and expenses, net	0.4	0.1	0.8	0.5
Interest income	0.7	2.8	3.0	2.8
Interest expense	4.5	6.5	13.3	10.8

Earnings before income taxes	24.5	25.1	74.7	81.5
Income tax expense (benefit)	0.2	(111.1)	(1.2)	(99.7)

Net income	$24.3	$136.2	$75.9	$181.2

Adjusted EBITDA (a)	$16.8	$19.0	$58.6	$67.5

Cash Available for Distribution (b)	$36.9	$38.6	$95.2	$104.7

Weighted Average Units Outstanding
Common units	48.9	44.7	47.4	44.7
Subordinated units	21.6	21.6	21.6	21.6
General partners units	1.4	1.4	1.4	1.4

Earnings Per Limited Partner Unit	$0.34	$0.35	$1.05	$0.35

Cash Available for Distribution Per Limited Partner Unit	$0.51	$0.57	$1.35	$0.57

CAPITAL AND INVESTMENT EXPENDITURES
Capital expenditures - Gas Transportation & Storage	$10.0	$9.1	$32.7	$22.3
Investments
Gulfstream - 24.5%	17.3	7.7	40.3	7.7
Market Hub - 50%	7.9	7.1	24.2	7.1

Total capital and investment expenditures	$35.2	$23.9	$97.2	$37.1

			September 30, 2008	December 31, 2007
DEBT
Total debt			$440.0	$450.0
Less: Investment grade securities			69.3	154.6

Net debt			$370.7	$295.4

(a)	Adjusted EBITDA is defined as net income plus interest expense, income taxes, and depreciation and amortization, less equity in earnings of Gulfstream and Market Hub, interest income, and other income and expenses, net, which primarily includes non-cash allowance for funds used during construction (AFUDC).
(b)	Cash Available for Distribution is defined as Adjusted EBITDA plus Cash Available for Distribution from Gulfstream and Market Hub less net cash paid for interest expense and maintenance capital expenditures. Cash Available for Distribution does not reflect changes in working capital balances.

Spectra Energy Partners, LP

Adjusted EBITDA and Cash Available for Distribution

September 2008

(Unaudited)

(In millions)

Spectra Energy Partners

Reconciliation of Non-GAAP “Adjusted EBITDA” and “Cash Available for Distribution”

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net income	$24.3	$136.2	$75.9	$181.2
Add:
Interest expense	4.5	6.5	13.3	10.8
Income tax expense (benefit)	0.2	(111.1)	(1.2)	(99.7)
Depreciation and amortization	6.5	8.8	19.6	20.0
Less:
Interest income	0.7	2.8	3.0	2.8
Equity in earnings of Gulfstream	8.6	9.9	20.4	18.4
Equity in earnings of Market Hub	9.0	8.6	24.8	23.1
Other income, net	0.4	0.1	0.8	0.5

Adjusted EBITDA	16.8	19.0	58.6	67.5
Add:
Cash Available for Distribution from Gulfstream	12.7	14.0	25.4	25.9
Cash Available for Distribution from Market Hub	9.9	9.7	28.0	25.9
Less:
Cash paid for interest expense, net	1.3	1.0	8.5	5.2
Maintenance capital expenditures	1.2	3.1	8.3	9.4

Cash Available for Distribution	$36.9	$38.6	$95.2	$104.7

Spectra Energy Partners, LP

Gulfstream - Adjusted EBITDA and Cash Available for Distribution

September 2008

(Unaudited)

(In millions)

Gulfstream

Reconciliation of Non-GAAP “Adjusted EBITDA” and “Cash Available for Distribution”

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net income	$36.8	$40.2	$83.0	$74.8
Add:
Interest expense	10.8	12.0	33.5	36.2
Depreciation and amortization	7.5	7.5	22.2	22.7
Less:
Other income, net	3.2	0.6	9.4	1.8

Adjusted EBITDA - 100%	51.9	59.1	129.3	131.9
Less:
Cash paid for interest expense, net	—	1.1	24.7	25.3
Maintenance capital expenditures	0.3	0.7	1.0	0.9

Cash Available for Distribution - 100%	$51.6	$57.3	$103.6	$105.7

Adjusted EBITDA - 24.5%	$12.7	$14.5	$31.7	$32.3

Cash Available for Distribution - 24.5%	$12.7	$14.0	$25.4	$25.9

Spectra Energy Partners, LP

Market Hub - Adjusted EBITDA and Cash Available for Distribution

September 2008

(Unaudited)

(In millions)

Market Hub

Reconciliation of Non-GAAP “Adjusted EBITDA” and “Cash Available for Distribution”

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net income	$18.1	$17.1	$50.6	$46.2
Add:
Interest expense	0.2	0.9	0.9	2.9
Depreciation and amortization	2.7	2.4	7.9	6.6
Income tax expense	0.2	—	0.2	—

Less:
Interest income	0.7	0.9	2.4	0.9
Other income, net	0.2	(0.1)	0.2	0.1

Adjusted EBITDA - 100%	20.3	19.6	57.0	54.7
Less:
Maintenance capital expenditures	0.5	0.3	1.0	2.9

Cash Available for Distribution - 100%	$19.8	$19.3	$56.0	$51.8

Adjusted EBITDA - 50%	$10.1	$9.8	$28.5	$27.4

Cash Available for Distribution - 50%	$9.9	$9.7	$28.0	$25.9

Spectra Energy Partners, LP

Net Income

September 2008

(Unaudited)

(In millions)

Reconciliation of Reported to Ongoing Net Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net income as Reported (a) (b)	$24.3	$136.2	$75.9	$181.2
Special Item - Tax Benefit	—	(110.5)	(2.5)	(110.5)

Ongoing Net Income	$24.3	$25.7	$73.4	$70.7

(a)	The 2007 third quarter and year-to-date periods include a one-time benefit of $110.5 million from the reversal of income tax liabilities in conjunction with the IPO.
(b)	The 2008 year-to-date period includes a one-time benefit of $2.5 million from the reversal of income tax liabilities in connection with the acquisition and the resulting change in tax status of Saltville.